EXHIBIT 1

TRANSACTIONS DURING PAST 60 DAYS

The Reporting Persons engaged in the following transactions in shares of Common Stock of the Company during the past 60 days.  Such transactions involved the sale of shares on the NASDAQ Global Market.  The prices reported below reflect the weighted average sale price of the shares of Common Stock sold on the relevant date.  The Reporting Persons hereby undertake to provide upon request to the SEC staff full information regarding the number of shares and prices at which each transaction was effected.

Date	Type	Price	Shares
9/9/20111	Sale	$1.4015	15112
9/12/20112	Sale	1.2559	7827
9/13/20113	Sale	1.3294	7900
9/14/20114	Sale	1.3826	6800
9/15/20115	Sale	1.4032	6200
9/16/20116	Sale	1.4268	7102
9/20/20117	Sale	1.2932	46600
11/1/20118	Sale	1.0450	200
11/2/2011	Sale	1.0000	1100
11/3/2011	Sale	1.0000	20706
11/7/20119	Sale	1.0485	19450
11/8/201110	Sale	1.0756	45034

1 This transaction was executed in multiple trades at prices ranging from $1.39 - 1.42.
2 This transaction was executed in multiple trades at prices ranging from $1.25 - 1.41.
3 This transaction was executed in multiple trades at prices ranging from $1.31 - 1.36.
4 This transaction was executed in multiple trades at prices ranging from $1.37 - 1.40.
5 This transaction was executed in multiple trades at prices ranging from $1.40 - 1.42.
6 This transaction was executed in multiple trades at prices ranging from $1.39 - 1.45.
7 This transaction was executed in multiple trades at prices ranging from $1.25 - 1.33.
8 This transaction was executed in multiple trades at prices ranging from $1.04 - 1.05.
9 This transaction was executed in multiple trades at prices ranging from $1.03 - 1.06.
10 This transaction was executed in multiple trades at prices ranging from $1.06 - 1.10.